Exhibit 5.1

Navitas Semiconductor Corporation 3520 Challenger Street Torrance, CA 90503-1640 Paul D. Delva Sr. V.P., General Counsel and Secretary
March 19, 2025
Navitas Semiconductor Corporation
3520 Challenger Street
Torrance, California 90503-1640
Ladies and Gentlemen:
In connection with the registration under the Securities Act of 1933 (the “Act”) of shares of Class A Common Stock, par value $0.0001 per share (the “Common Stock”), of Navitas Semiconductor Corporation, a Delaware corporation (the “Company”), having an aggregate sales price of up to $50,000,000 (the “Shares”), and the proposed sale by the Company of the Shares pursuant to that certain Open Market Sale AgreementSM, dated March 19, 2025 (the “Sale Agreement”), by and between the Company and Jefferies LLC, as sales agent under the Sale Agreement, I, as general counsel to the Company, have examined such corporate records, certificates, agreements and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is my opinion that:
1. When the registration statement on Form S-3, as amended on Form S-3/A (File No. 333-269752), relating to the Shares (the “Registration Statement”) became effective under the Act on April 28, 2023 pursuant to the Notice of Effectiveness filed by the Securities and Exchange Commission on April 28, 2023, the terms of the sale of the Common Stock, including the sale of the Shares pursuant to the Sale Agreement, were duly established in conformity with the Company’s Second Amended and Restated Certificate of Incorporation so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and when the Shares have been duly issued and sold as contemplated by the Registration Statement and the prospectus supplement dated March 19, 2025 relating to the offering of the Shares pursuant to the Sale Agreement (the “Prospectus Supplement”), the Shares will be validly issued, fully paid and nonassessable.
In rendering the foregoing opinion, I am not passing upon any disclosure in the Registration Statement, the Prospectus Supplement or any other related prospectus or other offering material relating to the offer and sale of the Shares.
The foregoing opinion is limited to the federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.
I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

Navitas Semiconductor Corporation
March 19, 2025

I hereby consent to the incorporation by reference of this letter into the Registration Statement and to the reference to me under the heading “Legal Matters” in the prospectus contained therein and in the Prospectus Supplement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.
Yours very truly,
/s/ Paul D. Delva

Paul D. Delva
Senior Vice President, General Counsel and Secretary